Exhibit (d)(8)(iii)

AMENDMENT TO MASTER INVESTMENT ADVISORY AGREEMENT

This amendment (the “Amendment”) is made and entered into as of the 1st day of October, 2014, between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and RBC Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series listed on Exhibit A (each such series referred to herein as a “Fund” and collectively the “Funds”) and hereby amends that certain Master Investment Advisory Agreement, dated September 1, 2011, as supplemented by Amendments dated October 31, 2012 and December 20, 2013 (such agreement as so supplemented, the “Agreement”), between the Adviser and the Trust.

          WHEREAS, the Adviser and the Trust have entered into the Agreement relating to the Funds; and

          WHEREAS, the Adviser proposed reducing the advisory fee for certain of the Funds, adding new Funds to the Agreement and clarifying the provision regarding term of the Agreement; and

          WHEREAS, the Adviser and the Trust desire to amend the Agreement to reflect these changes.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. Term. Section 7.(a) of the Agreement is hereby amended and restated, in its entirety, as follows:

This Agreement shall become effective with respect to a Fund on such date indicated in Exhibit A and shall continue for an initial term of two years or until such date otherwise indicated in Exhibit A, provided it has been approved with respect to that Fund (i) by the Trust’s Board of Trustees, (ii) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trustees are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party (“Independent Trustees”), and (iii) by a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund.

          SECTION 2. EXHIBIT A. Exhibit A of the Agreement is hereby amended and restated, as attached.

          SECTION 3. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.		RBC FUNDS TRUST

By:	/s/ Michael T. Lee	By:	/s/ Kathleen A. Gorman
Name:	Michael T. Lee	Name:	Kathleen A. Gorman
Title:	President	Title:	President

EXHIBIT A

Name of Fund	Annual Fee Rate	Effective Date	Initial Term Through**

RBC BlueBay Emerging Market Select Bond Fund	0.75%	September 1, 2011	October 31, 2012

RBC BlueBay Emerging Market Corporate Bond Fund	0.85%	September 1, 2011	October 31, 2012

RBC BlueBay Global High Yield Bond Fund	0.70%	September 1, 2011	October 31, 2012

RBC BlueBay Global Convertible Bond Fund	0.75%	September 1, 2011	October 31, 2012

RBC BlueBay Absolute Return Fund	0.75%	November 27, 2012	October 31, 2013

RBC Emerging Markets Equity Fund	0.95%	December 20, 2013	October 31, 2014

RBC Emerging Markets Small Cap Equity Fund	1.25%	December 20, 2013	October 31, 2014

RBC Short Duration Fixed Income Fund	0.30%	December 30, 2013	October 31, 2014

RBC Ultra-Short Fixed Income Fund	0.25%	December 30, 2013	October 31, 2014

RBC Small Cap Value Fund	0.80%	September 24, 2014	October 31, 2015

RBC BlueBay Total Return Credit Fund	0.85%	September 24, 2014	October 31, 2015

RBC BlueBay Emerging Market Unconstrained Fixed Income Fund	1.15%	September 24, 2014	October 31, 2015

RBC Global Opportunities Fund	0.85%	September 24, 2014	October 31, 2015

RBC International Opportunities Fund	0.80%	September 24, 2014	October 31, 2015

* After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.(b).